UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event
  reported: September 25, 2008

                         American Airlines, Inc.                   _
(Exact name of registrant as specified in its charter)

          Delaware                                     1-2691                                     13-1502798           _
(State of Incorporation) ( Commission File Number)     (IRS Employer Identification No.)

4333 Amon Carter Blvd.      Fort Worth, Texas              76155
(Address of principal executive offices)  (Zip Code)

                     (817) 963-1234                 _
                                  (Registrant's telephone number)

                            (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On Sept. 25, 2008, AMR Corporation, the parent company of American Airlines, Inc., provided notice of its intent to draw its $255 million revolving credit facility. The draw on the credit facility is intended to reduce the amount of a potential credit card hold back reserve, as described in AMR’s Form 10-Q filing with the Securities and Exchange Commission on July 17, 2008, that could be imposed in the fourth quarter of 2008 based on the terms of one of American’s credit card processing agreements. The amount of the hold back reserve from such agreement may be based on, among other things, the amount of unrestricted cash (which does not include undrawn credit facilities) held by American and American’s debt service coverage ratio.

The expected proceeds from the facility were included in the Company’s projected total cash and short-term investment balance of approximately $4.9 billion, including a restricted balance of approximately $455 million, for the end of the third quarter of 2008, as disclosed in the Company’s Form 8-K filing with the Securities and Exchange Commission on Sept. 18, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Airlines, Inc.

/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Dated:  September 25, 2008